Exhibit 99.1

FOR IMMEDIATE RELEASE

SPI Solar to become the Largest Utility-Scale Solar Developer in Hawaii with 68 Projects across 3 Islands

SPI to build 29 – 40 MW of solar energy facilities on Oahu, Kona, and Maui

Roseville, CA, June 13, 2012—SPI Solar (“SPI”) (SOPW) a leading vertically integrated photovoltaic (“PV”) solar developer, today announced that it has acquired the rights to co-develop and construct 68 solar energy facilities (“SEF”) in Hawaii totaling approximately 29 MW dc. The SEF sites are distributed across the islands of Oahu, Kona and Maui and are predominately ground mount SEFs with some rooftop and shade structures. All of the SEF’s are feeding directly into Hawaii’s utility power grids. In addition to the 68 projects, the agreement also allows SPI to pursue an additional 10 megawatts of projects that are currently in the Hawaiian Public Utility Commission’s reserve queue. As part of SPI’s global practices and its commitment to local economies, the projects will employ local trade people during their construction.

Hawaii has the largest Renewable Portfolio Standard in the US, requiring 40% of the state’s energy to be derived from renewable energy by 2030. Additionally, Hawaii has a three-tier feed-in-tariff structure for renewable energy. Almost all of the projects within the portfolio acquired by SPI meet the requirements of the Renewable Energy Tier 2 Feed-in Tariff (“FIT”) offered by Hawaiian Electric Company (“HECO”), Maui Electric Company (“MECO”) and Hawaiian Electric Company (“HELCO”) and are approved for development. The Hawaii Tier 2 FIT is for solar systems developed on rooftops, land or carports that are 500 kilowatts and under that provide electricity directly to the utility power grid. Upon completion, these SEFs will make a significant contribution toward enabling Hawaii’s preferred energy future and help to increase the state’s energy self-sufficiency.

“We had many parties vying for these projects, and we couldn’t be more pleased to have SPI co-develop this entire portfolio,” said Pat Shudak, CEO, Solar Hub Utilities, LLC. “With SPI it was clear from the very start that their history of success with solar projects, coupled with their wherewithal as a global solar developer uniquely qualified them for these projects. Combining their credentials with their global practice of utilizing local workers for a majority of their construction, made SPI Solar our top choice for these projects. It’s clear that SPI shares our commitment to Hawaii.”

“We are very pleased that we were able to secure Solar Hub Utilities rights to these projects at this stage of the development,” said Stephen Kircher, CEO for SPI Solar. “Taking on large portfolios of projects like this one aligns perfectly with our business model. We have already solicited offers for the entire portfolio of projects upon commissioning and have entered into a Letter of Intent with a very well funded and respected buyer of solar projects. Each one of these 68 projects maps to our profitability objective and will provide significant contributions to revenue over the next 15 months.”

SPI will begin construction on the first of the projects within the next quarter.

About SPI Solar (SOPW):

SPI Solar (“SPI”) (Solar Power, Inc.) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. Through the Company’s close relationship with LDK Solar, SPI extends the reach of its vertical integration from silicon to system. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

For additional information contact:

Jim Pekarsky, CFO

SPI Solar

(415) 590-3803

jpekarsky@spisolar.com

Or,

Mike Anderson, Vice President Corporate Communications

SPI Solar

(916) 770-8119

manderson@spisolar.com